Exhibit 11.3


                                 EARNINGS PER SHARE
                                 PRIMARY COMPUTATION
                ($ in millions, except share and per share amounts)



                                                 Quarter Ended
                                                  December 31,
                                              ---------------------
                                               1996          1995
                                              --------      -------

Basis for computation of earnings per
 common and common equivalent shares:
   Earnings from continuing operations        $ 45.2        $ 34.7
   Deduct dividends on 4 Percent
    cumulative preferred stock                   (.1)          (.1)
                                              -------       -------
   Earnings from continuing operations
    available to common shareholders            45.1          34.6
   Discontinued operations                      (1.7)         22.6
                                              -------       -------

   Available for common shareholders          $ 43.4        $ 57.2
                                              =======       =======



Number of shares:
   Weighted average shares outstanding 74,114,694 75,484,367 Shares issuable upon exercise of stock options,net of shares assumed
    to be repurchased                      1,680,717       913,383
                                          ----------    ----------
                                          75,795,411    76,397,750
                                          ==========    ==========


Earnings per common share:
   Continuing operations                       $ .59      $ .45
   Discontinued operations                      (.02)       .30
                                               ------     -----

   Net earnings                                $ .57      $ .75
                                               ======     =====